Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-185612 and 333-208575 on Forms S-8 and Registration Statement Nos. 333-192519, 333-195662 and 333-204597 on Forms S-3 of Par Pacific Holdings, Inc. of our report dated February 26, 2016 related to the financial statements of Laramie Energy, LLC as of and for the year ended December 31, 2015, appearing in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 3, 2016